Exhibit 99.1

              Intel First-Quarter Revenue $9.4 Billion;
                     Earnings Per Share 34 Cents

    SANTA CLARA, Calif.--(BUSINESS WIRE)--April 19, 2005--Intel Corporation today announced first-quarter revenue of $9.4 billion, up 17 percent year-over-year and down 2 percent sequentially.
    First-quarter net income was $2.2 billion, up 25 percent year-over-year and up 1 percent sequentially. Earnings per share were 34 cents, up 31 percent from 26 cents in the first quarter of 2004 and up 3 percent from 33 cents in the fourth quarter of 2004. Intel's first quarter included an additional week of business because 2005 is a 53-week fiscal year for the company. Last year's first-quarter results included a legal settlement charge that reduced earnings per share by 1.7 cents.
    "Led by strong demand for our mobile products, Intel posted double-digit revenue and profit growth versus a year ago," said Intel CEO Craig Barrett. "Today marks the 40th anniversary of Moore's Law, which remains the driving force behind our ability to continually innovate and bring exciting new products to our customers around the world. In the coming quarters we expect to carry on the pace set over past decades by ramping our industry-leading 65nm process technology and launching additional dual-core microprocessors for our desktop, notebook and server platforms."
    During the quarter, Intel announced a broad reorganization bringing all major product groups in line with the company's strategy to develop and deliver complete technology platforms based on Intel ingredients. Intel's goal is to change its operating segment presentation to reflect the company's new organizational structure beginning with its Form 10-Q for the first quarter of 2005. The Digital Enterprise Group and Mobility Group will be reportable segments under the new structure, while the Digital Home Group, Digital Health Group and Channel Platforms Group are expected to be included in the "all other" category.

    BUSINESS OUTLOOK

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors Regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Intel's annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after April 18, 2005.

    -- Revenue in the second quarter is expected to be between $8.6 billion and $9.2 billion.

    -- Gross margin percentage for the second quarter is expected to be approximately 56 percent, plus or minus a couple of points, as compared to 59.3 percent in the first quarter. The gross margin percentage expectation for 2005 is now 59 percent, plus or minus a few points, as compared to the previous expectation of 58 percent, plus or minus a few points. The gross margin percentage could vary from expectations based on changes in revenue levels, product mix and pricing, manufacturing yields, changes in unit costs, variations in inventory valuation, excess or obsolete inventory, capacity utilization and the existence of excess capacity, impairments of long-lived assets, including manufacturing, assembly/test and intangible assets, and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

    -- Expenses (R&D plus MG&A) in the second quarter are expected to be approximately $2.6 billion. Expenses, particularly certain marketing and compensation expenses, could vary from expectations depending on the level of demand for Intel's products and the level of revenue and profits.

    -- The R&D spending expectation for 2005 is unchanged at approximately $5.2 billion.

    -- Capital spending for 2005 is now expected to be between $5.4 billion and $5.8 billion, higher than the previous expectation of between $4.9 billion and $5.3 billion, driven primarily by stronger than anticipated business and increased confidence in the company's 65nm process technology ramp.

    -- Gains from equity investments and interest and other in the second quarter are expected to be approximately $70 million.

    -- The tax rate for the second, third and fourth quarters is currently expected to be approximately 31 percent. This expectation does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act. The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, changes in the estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities and the ability to realize deferred tax assets.

    -- Depreciation for the second quarter is expected to be $1.1 billion, plus or minus $100 million. The depreciation expectation for the full year is unchanged at $4.4 billion, plus or minus $100 million.

    -- Amortization of acquisition-related intangibles and costs is expected to be approximately $35 million in the second quarter and approximately $125 million for the full year.

    FIRST-QUARTER REVIEW AND RECENT HIGHLIGHTS

    Financial Review

    -- The gross margin percentage was 59.3 percent, higher than the revised expectation of 57 percent, plus or minus a point, primarily due to better than anticipated microprocessor mix and costs along with earlier than anticipated shipment qualification of certain new products.

    -- Intel used $2.5 billion in cash to repurchase 107.9 million shares of its common stock during the quarter under an ongoing program.

    -- The company paid a cash dividend of 8 cents per share on March 1 to stockholders of record on February 7. The company's board of directors last year approved a doubling of the company's quarterly cash dividend to 8 cents per share.

    Key Product Trends (Sequential)

    -- Total microprocessor units and the average selling price were approximately flat. Mobile microprocessor units set a record.

    --  Chipset units were lower.

    --  Motherboard units were lower.

    --  Flash memory units were lower.

    --  Wireless connectivity units set a record.

    --  Wired connectivity units were lower.

    Digital Enterprise Group

    For servers, Intel introduced a new line of 64-bit Intel(R) Xeon(TM) MP processors, which support servers with four or more processors, along with a new four-processor platform for mid-tier servers. The new four-processor platform includes the new Intel(R) E8500 chipset, which supports higher front-side bus speeds, dual-channel DDR2 system memory, PCI Express I/O support, and enhanced power management technologies that help lower utility costs.
    The Intel 8500 chipset will also support future dual-core Intel Xeon processors along with Intel(R) Virtualization Technology, which will help users run multiple operating system environments simultaneously. The company has accelerated the Intel Virtualization Technology program by releasing a preliminary specification to developers and is planning to include support in desktop processors and chipsets this year, one year earlier than previously planned. The company introduced the Intel(R) IOP333 I/O storage processor based on Intel XScale(R) technology, which offers enhanced RAID 6 storage capabilities that protect against dual-disk failures.
    Intel boosted the performance of its 64-bit Intel Xeon processor for volume servers by doubling the processor's cache memory to 2 MB. The 64-bit Intel Xeon processor-based platform has become the company's fastest ramping server platform ever, with over two million processor unit shipments in its first eight months of availability.
    Fujitsu(1) chose the Itanium(R) 2 processor for its new Primequest(1) line of mainframe-class enterprise servers that combines data center-class reliability and scalability with affordable, standards-based technology. In addition, Intel announced plans to introduce a version of its Intel Virtualization Technology for Itanium-based platforms later in the year.
    The company also announced the Intel(R) Software Network, which gives programmers the development tools, training and advice needed to accelerate the development of applications that take advantage of Intel multi-core processors with 64-bit computing capability.
    For clients, Intel introduced the company's first PC platform based on a dual-core microprocessor. Designed for PC power users, the new platform includes the Pentium(R) Processor Extreme Edition 840, which provides two processor cores and Hyper-Threading (HT) Technology, allowing up to four software threads to run simultaneously. The platform also includes the Intel(R) 955X Express Chipset, which features Intel(R) High Definition Audio along with support for dual-channel DDR2 memory, up to 8 GB of system memory, PCI Express devices and RAID disk drives. The company announced plans to deliver a dual-core Intel(R) Pentium(R) D processor-based platform for mainstream PCs later in the second quarter.
    Intel also introduced five new microprocessors that bring 64-bit capability to Intel processor-based desktop PCs. The Pentium(R) 4 processor Extreme Edition 3.73 GHz with HT Technology features a 1,066 MHz front-side bus and 2 MB of L2 cache memory for increased performance. New Pentium 4 processors in the 6XX sequence offer 64-bit computing capability, HT Technology, a 2 MB cache, Enhanced Intel SpeedStep(R) Technology and Execute Disable Bit technology. Intel also announced plans to make the 64-bit capability available throughout its desktop processor line this year, including in Celeron(R) D processors.

    Mobility Group

    The company introduced a new Intel(R) Centrino(TM) mobile technology platform for notebook PCs. Based on new Pentium(R) M processors, the mobile Intel(R) 915 Express chipset, Intel(R) PRO/Wireless 2915ABG wireless LAN components and network connection software, the new platform is expected to be adopted in more than 150 different notebook designs ranging from wide-screen, 17-inch systems to small, lower-power machines weighing less than three pounds. New platform features include higher-quality integrated graphics, Intel High-Definition Audio, Enhanced Intel SpeedStep Technology, Display Power Saving Technology 2.0, a faster front-side bus and support for DDR2 memories and PCI Express peripherals.
    The company introduced Intel StrataFlash(R) Embedded Memory, bringing the high performance, high density and cost-effectiveness of Intel's multi-level cell flash technology to embedded applications. Available in densities ranging from 64Mb to 512Mb today, with 1Gb becoming available in the second quarter, the new devices are Intel's lowest cost-per-bit flash solutions for market segments including consumer electronics, industrial automation and wire-line communications. Intel also began shipping its first 90nm flash products and shipped samples of its first 90nm flash memory with multi-level cell technology, code-named Sibley. The company also introduced new software for handsets based on Intel flash memory that helps accelerate the storing of large files such as digital photos, music and video.
    Intel had record shipments of application processors for cellular phones, with unit sales nearly doubling from the first quarter of last year as designs from customers including Motorola(1), Palm(1) and Samsung(1) ramped in volume.
    Intel also introduced its first WiMAX component, designed for use in modems that connect homes and businesses to emerging WiMAX-based wireless broadband networks. Formerly code-named Rosedale, the Intel(R) PRO/Wireless 5116 broadband interface is being designed into products from 11 of the industry's leading equipment providers. In conjunction with the product announcement, 14 telecommunications service providers from around the world announced plans to work with Intel in bringing WiMAX networks to the marketplace.
    During the quarter, Intel and Alcatel(1) announced plans to conduct WiMAX field trials involving fixed, nomadic and mobile deployments. In addition, Intel and ZTE(1), China's largest telecommunications equipment provider, announced plans to develop WiMAX solutions based on Intel silicon. The companies will promote WiMAX specifications and work with regulators in key global markets to secure spectrum for WiMAX networks.

    Digital Home Group

    Intel completed the acquisition of Oplus Technologies(1), a leading provider of video processing products and technologies for digital televisions and displays. The acquisition, which closed in the beginning of the second quarter, provides Intel with technologies that can complement its growing portfolio of consumer electronics (CE) ingredients and platforms.
    The company also introduced the Intel(R) 854 Chipset and development platform for CE devices such as Internet protocol-based digital set-top boxes and digital media recorders. The Intel 854 chipset includes Intel Extreme Graphics 2 technology for rich graphical user interfaces and supports Intel's Celeron(R) M, Pentium M and Pentium 4 processors. Toshiba announced plans to introduce a high-definition DVD player based on the Intel 854 chipset later this year.

    Technology and Manufacturing Group

    During the quarter, Intel demonstrated working samples of its first 65nm microprocessor designs for notebook and desktop platforms. The company remains on schedule to ship 65nm microprocessors during the year with volume ramping in four 300mm factories in 2006. The company also announced plans to build a second assembly and test factory in Chengdu, China.
    Intel scientists announced a breakthrough in which standard manufacturing processes were used to create the world's first continuous-wave silicon laser. The technology could lead to low-cost, high-quality lasers and optical devices for use in computing, communications and medical applications. In addition, researchers from Intel and QinetiQ(1) announced they have successfully built "quantum well" transistors that provide fast switching performance at low power levels. The technology could become a promising candidate for making microprocessors in the middle of the next decade.

    EARNINGS WEBCAST

    Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until July 19.

    STATUS OF BUSINESS OUTLOOK AND MID-QUARTER BUSINESS UPDATE

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on June 9. From the close of business on June 3 until publication of the Update, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Business Outlook, Update and related Quiet Periods, please refer to the Business Outlook section of Intel's Web site at www.intc.com.

    RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

    The statements in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors accompanying certain of such statements above and set forth below to be the important factors that could cause actual results to differ materially from Intel's published expectations. A more detailed discussion of these factors, as well as other factors that could affect Intel's results, is contained in Intel's SEC filings, including the report on Form 10-K for the year ended Dec. 25, 2004.

    -- Intel operates in intensely competitive industries. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products, the availability of sufficient inventory to meet demand, pricing pressures and actions taken by Intel's competitors, and the timing of new product introductions. Factors that could cause demand to be different from Intel's expectations include changes in customer order patterns, including order cancellations, changes in the level of inventory at customers, and changes in business and economic conditions.

    -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to marketable, non-marketable and other investments, interest rates, cash balances and changes in fair value of derivative instruments.

    -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

    -- Intel's results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products.
Additional information about Intel is available at www.intel.com/pressroom.

     Intel, Intel Xeon, Intel XScale, Itanium, Pentium, Intel SpeedStep, Celeron, Intel Centrino and Intel StrataFlash are marks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.
    (1) Other names and brands may be claimed as the property of others.


                          INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)


                                                   Three Months Ended
                                                   -------------------
                                                   April 2,  March 27,
                                                      2005      2004
                                                   --------- ---------
NET REVENUE                                          $9,434    $8,091
Cost of sales                                         3,836     3,221
                                                   --------- ---------
GROSS MARGIN                                          5,598     4,870
                                                   --------- ---------

Research and development                              1,266     1,195
Marketing, general and administrative                 1,262     1,141
Amortization of acquisition-related intangibles
 and costs                                               38        58
                                                   --------- ---------
OPERATING EXPENSES                                    2,566     2,394
                                                   --------- ---------
OPERATING INCOME                                      3,032     2,476
Gains on equity securities, net                           4        19
Interest and other, net                                 115        49
                                                   --------- ---------
INCOME BEFORE TAXES                                   3,151     2,544
Income taxes                                            997       814
                                                   --------- ---------
NET INCOME                                           $2,154    $1,730
                                                   ========= =========

BASIC EARNINGS PER SHARE                              $0.35     $0.27
                                                   ========= =========
DILUTED EARNINGS PER SHARE                            $0.34     $0.26
                                                   ========= =========

COMMON SHARES OUTSTANDING                             6,211     6,480
COMMON SHARES ASSUMING DILUTION                       6,273     6,624


                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)

                                                  April 2,   Dec. 25,
                                                    2005       2004
                                                 ---------- ----------
CURRENT ASSETS
Cash and short-term investments                    $13,673    $14,061
Trading assets                                       2,443      3,111
Accounts receivable                                  3,226      2,999
Inventories:
  Raw materials                                        392        388
  Work in process                                    1,517      1,418
  Finished goods                                       899        815
                                                 ---------- ----------
                                                     2,808      2,621
Deferred tax assets and other                        1,328      1,266
                                                 ---------- ----------
  Total current assets                              23,478     24,058

Property, plant and equipment, net                  16,321     15,768
Marketable strategic equity securities                 586        656
Other long-term investments                          2,140      2,563
Goodwill                                             3,716      3,719
Other assets                                         1,325      1,379
                                                 ---------- ----------

  TOTAL ASSETS                                     $47,566    $48,143
                                                 ========== ==========

CURRENT LIABILITIES
Short-term debt                                       $222       $201
Accounts payable and accrued liabilities             5,691      6,050
Deferred income on shipments to distributors           707        592
Income taxes payable                                 1,977      1,163
                                                 ---------- ----------
  Total current liabilities                          8,597      8,006

LONG-TERM DEBT                                         464        703
DEFERRED TAX LIABILITIES                               818        855

STOCKHOLDERS' EQUITY                                37,687     38,579
                                                 ---------- ----------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $47,566    $48,143
                                                 ========== ==========

                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)


                                          Q1 2005   Q4 2004   Q1 2004
                                         --------- --------- ---------
GEOGRAPHIC REVENUE:
  Americas                                 $1,972    $2,047    $2,163
                                               21%       21%       27%
  Asia-Pacific                             $4,395    $4,421    $3,284
                                               47%       46%       40%
  Europe                                   $2,106    $2,277    $1,927
                                               22%       24%       24%
  Japan                                      $961      $853      $717
                                               10%        9%        9%
ADDITIONAL REVENUE-RELATED INFORMATION:
Microprocessor revenue                     $6,895    $6,993    $6,150
Flash revenue                                $578      $643      $417
Chipsets, boards and other revenue         $1,961    $1,962    $1,524


CASH INVESTMENTS:
Cash and short-term investments           $13,673   $14,061   $13,146
Trading assets - fixed income (1)           2,108     2,772     2,265
                                         --------- --------- ---------
Total cash investments                    $15,781   $16,833   $15,411

INTEL CAPITAL PORTFOLIO:
Marketable strategic equity securities       $586      $656      $608
Other strategic investments                   519       513       680
                                         --------- --------- ---------
Total Intel Capital portfolio              $1,105    $1,169    $1,288

TRADING ASSETS:
Trading assets - equity securities
 offsetting deferred compensation (2)        $335      $339      $307
Total trading assets - sum of 1+2          $2,443    $3,111    $2,572

SELECTED CASH FLOW INFORMATION:
Depreciation                               $1,189    $1,144    $1,140
Amortization of acquisition-related
 intangibles & costs                          $38       $38       $58
Capital spending                          ($1,788)  ($1,031)    ($680)
Stock repurchase program                  ($2,500)  ($2,000)  ($1,505)
Proceeds from sales of shares to
 employees, tax benefit & other              $511      $168      $490
Dividends paid                              ($497)    ($252)    ($259)

SHARE INFORMATION:
Average common shares outstanding           6,211     6,294     6,480
Dilutive effect of stock options               62        58       144
Common shares assuming dilution             6,273     6,352     6,624

STOCK BUYBACK:
  Shares repurchased                        107.9      89.0      49.2
  Shares authorized for buyback           2,800.0   2,300.0   2,300.0
  Increase in authorization                     -     500.0         -
  Cumulative shares repurchased          (2,294.4) (2,186.5) (1,935.2)
  Shares available for buyback              505.6     613.5     364.8

OTHER INFORMATION:
Employees (in thousands)                     87.1      85.0      80.5
Days sales outstanding                         37        34        36